Exhibit 16.1

June 4, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of The Marquie Group, Inc. (the Company) and performed financial statement reviews for the periods ended August 31, 2024 (Q1 FY 2025) and November 30, 2024 (Q2 FY 2025), and February 28, 2025 (Q3 FY 2025). On June 4, 2025, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated May 27, 2025, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

Olayinka Oyebola & Co. CPAs